EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-26997, 333-10703, 333-88591) of Young Broadcasting Inc. of our report dated July 8, 2008 relating to our audit of the financial statements of Young Broadcasting Inc. 401(k) Plan, included in this Form 11-K for the year ended December 31, 2007.

/s/ Eisner LLP

New York, New York

July 9, 2008